Exhibit 3.5

FIRST AMENDMENT TO BYLAWS
OF
AQUESTIVE THERAPEUTICS, INC.

The Bylaws of the Aquestive Therapeutics, Inc. (the “Bylaws”) are hereby amended as follows:

1.          Article IV, Section 1, of the Bylaws is hereby amended to read in its entirety as follows:

Section 1.          Certificates of Stock.  Unless otherwise required by applicable law or authorized by the Board of Directors, all shares of stock of the Corporation shall be issued, recorded, and transferred exclusively in uncertificated book-entry form, as provided by DGCL.  Every certificate in respect of shares of stock which are subject to any restriction on transfer and every certificate or notice (in respect of uncertificated stock) issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law.  The Corporation shall be permitted to issue fractional shares.

2.          Article IV, Section 2, of the Bylaws is hereby amended to read in its entirety as follows:

Section 2.          Transfers.  Subject to any restrictions on transfer, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require, or in the case of uncertificated shares of stock, in accordance with customary procedures for transferring shares in uncertificated form. Written notice of the transfer shall be given by the Corporation to the extent required by applicable law.

3.          Article IV, Section 5, of the Bylaws is hereby amended to read in its entirety as follows:

Section 5.          Lost Certificates.  The Corporation may issue uncertificated shares of stock in the place of any certificate theretofore issued by it which are alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such uncertificated shares of stock.